Exhibit 99(a)(7)


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A/A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement
                        Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

 |_|    Preliminary Proxy Statement         |_|   Confidential, for Use of the
 |X|    Definitive Proxy Statement/Revised        Commission Only (as
 |_|    Definitive Additional Materials           permitted by Rule 14a-6(e)(2))
 |_|    Soliciting Material Pursuant to
        Rule 14a-12

                            GREKA ENERGY CORPORATION
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


|_|  No fee required.

|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                      common stock, no par value per share

     (2)  Aggregate number of securities to which transaction applies:

          5,118,959 shares of common stock consisting of 4,688,959 shares of, 200,000 options to purchase shares of, and 230,000 warrants to purchase shares of, common stock

     (3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               The filing fee of $2,491.01 was calculated pursuant to Exchange Act Rule 0-11(c)(1) and is based on the aggregate number of 5,118,959 shares of Greka Energy Corporation common stock consisting of 4,688,959 shares of Greka Energy Corporation common stock outstanding plus the 200,000 options and 230,000 warrants to purchase common stock of Greka Energy Corporation multiplied by the $6.25 per share merger consideration. The filing fee was then calculated by multiplying the resulting transaction cash value of $30,791,193.75 by 0.00008090.

     (4)  Proposed maximum aggregate value of transaction:   $30,791,193.75


     (5)  Total fee paid:   $2,491.01


     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $2,491.01

     (2) Form, Schedule or Registration Statement No.: Schedule 13E-3

     (3) Filing Party: Greka Energy Corporation

     (4) Date Filed: June 4, 2003

                                SUPPLEMENT TO THE
                    GREKA ENERGY CORPORATION PROXY STATEMENT
                    REGARDING SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 25, 2003

                        Date of Supplement: July 10, 2003

     I. Supplement to "Reasons For The Board Of Directors' Determination" found on page 25 of the Proxy Statement.

     This discussion is directed to the unaffiliated holders of Greka common stock. It is the board of directors' opinion that the proposed transactions and the consideration to be paid to the shareholders of Greka, other than Mr. Grewal, are both procedurally and substantively fair to the unaffiliated shareholders of Greka. The proxy statement indicates that the members of the board of directors, other than Mr. Grewal, who were not members of the Special Committee, expressly adopted the Special Committee's analysis and conclusion regarding the fairness of the terms and conditions of the merger agreement and the consideration to be paid to the unaffiliated shareholders of Greka as fair. Supplementally, in further support of the board of directors' determination of fairness, the board expressly adopts our financial advisor's discussion of the factors that support the fairness of the consideration to be received by the unaffiliated shareholders of Greka.

     II. Supplement to "Position Of Our Chairman And Chief Executive Officer As To The Fairness Of The Merger" found on page 26 of the Proxy Statement.

     The discussion on page 26 in the proxy relating to Mr. Grewal's determination of fairness is directed to the unaffiliated security holders of Greka. It is Mr. Grewal's opinion that the proposed transactions and the consideration to be paid to the shareholders of Greka, other than Mr. Grewal, are both procedurally and substantively fair to the unaffiliated shareholders of Greka. In arriving at that conclusion, Mr. Grewal reviewed the analysis and opinion of our financial advisor and expressly adopts the financial advisor's discussion of the factors upon which it based its opinion that the consideration received by the unaffiliated shareholders of Greka is fair from a financial point of view. For further details regarding the opinions of the financial advisor and the Special Committee, please refer to "SPECIAL FACTORS - Opinion Of The Special Committee's Financial Advisor" and "Reasons For The Special Committee's Determination; Fairness Of The Merger."

     III. Supplement to "Alexi Parties' Position as to Fairness of the Merger" found on page 26 of the Proxy Statement.

     The discussion regarding the Alexi Parties' position is directed to the unaffiliated shareholders of Greka. It is the Alexi Parties' opinion that the proposed transactions and the consideration to be paid to the shareholders of Greka, other than Mr. Grewal, are both procedurally and substantively fair to the unaffiliated shareholders of Greka. In arriving at that conclusion, the Alexi Parties reviewed the analysis and opinion of our financial advisor and expressly adopts the financial advisor's discussion of the factors upon which it based its opinion that the consideration received by the unaffiliated shareholders of Greka is fair from a financial point of view.

     IV. Supplement to "Certain Effects Of The Merger" found on page 29 of the Proxy Statement.

     Supplementally, should the transaction be approved by the shareholders and closed in accordance with the terms of the merger agreement, Alexi and as a result of Mr. Grewal's ownership of Alexi, Mr. Grewal as sole shareholder of Alexi, collectively will own 100% of the interest in the net book value of what was Greka ($26,051,000 at December 31, 2002) and will have the benefit of 100% of the Company's net earnings (deficit) (which would be a deficit of $10,083,000 for the year ended December 31, 2002). Net book value will be substantially impacted by whatever financing is required to conclude the merger and pay the consideration to the shareholders of Greka other than Mr. Grewal.

     Additionally, as of December 31, 2002, Greka had accumulated net loss carry-forwards of approximately $18 million. If this transaction is consummated, the net loss carry-forward will no longer be available to Greka for a possible benefit to the unaffiliated Greka shareholders but would in fact belong to Alexi.

     As a result of the transaction, the usage by Alexi of Greka's federal income tax net operating loss carry over will be subject to a limitation. In particular, the amount of net operating loss carry over attributable to any period prior to the transaction that may be utilized in any year after the transaction will be limited to the value of Greka immediately prior to the transaction multiplied by the "adjusted federal long-term rate." That rate is the highest of the long-term applicable federal rate in effect for any month in the three calendar month period ending with the calendar month in which the transaction occurs, adjusted for differences between rates on long-term taxable and tax-exempt obligations. The federal long-term tax-exempt rate for July 2003 is 4.05%. Net operating losses may generally be carried forward for 20 years following the taxable year of the loss.

V. Supplement to "Summary Financial Information" found on page 33 of the Proxy Statement.

     The following summary financial data has been extracted from and should be read in conjunction with our audited consolidated financial statements and other financial information contained in Greka's annual report on Form 10-K for the fiscal year ended December 31, 2002 including the notes thereto. More comprehensive financial information (including Management's Discussion and Analysis of Financial Condition and Results of Operations) is included in such annual report and the following summary is qualified in its entirety by reference to such report and all the financial information and notes contained therein. Our annual report on Form 10-K for the fiscal year ended December 31, 2002 has been delivered to our stockholders together with the proxy statement and was incorporated by reference into the proxy statement. See "AVAILABLE INFORMATION." Copies of such report may also be inspected or obtained at the website of the commission, www.sec.gov.

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




                                                                     Years Ended December 31,
                                                   -----------------------------------------------------------
                                                     2002         2001          2000        1999        1998
                                                   --------     --------     --------     --------     -------
                                                            (In thousands, except per share data)
Statement of Operations:

Revenues .......................................   $ 28,911(1)  $ 40,755     $ 49,067(2)  $ 29,138(3)  $   146

Production and product costs ...................   $ 16,258(1)  $ 24,782     $ 25,200(2)  $ 17,821(3)  $   121

Sales, general and administration expenses .....   $  9,183     $  8,274     $  7,195     $  3,205     $ 1,542

Depletion, depreciation &
  amortization .................................   $  3,245     $  5,579     $  3,592     $  3,024     $   333

Impairment of Long-lived Assets.................   $  5,961     $     --     $  1,882     $     --     $ 3,171

Gain on sale of properties                         $  3,960     $     --     $     --     $     --     $    --

Interest Expense, net ..........................   $  9,424     $  4,157     $  4,535     $  1,860     $   (51)

Other Income (Expenses), net ...................   $  1,151     $ (5,540)(4) $      -     $    733     $     9

Minority Interest ..............................   $     --     $     --     $     --     $     21     $    --

(Benefit) Provision for Income taxes ...........   $    (33)    $    (37)    $    362     $     46     $    --

Equity in Loss of Saba..........................   $      --    $     --     $     --     $    569     $   586

Cumulative effect of change in accounting
  principle                                        $      --    $     --     $    853     $     --     $    --

Net (loss) income  .............................   $(10,083)    $ (7,614)    $  4,457     $  3,367     $(5,548)

(Loss) income per common share:

Basic net (loss) income per share ..............   $  (2.11)    $  (1.67)    $   1.00     $   0.80     $ (3.25)

Diluted net (loss) income per share.............   $  (2.11)    $  (1.67)    $    .99     $    .75     $ (3.25)

Cash dividend per share ........................   $      --    $     --     $     --     $     --     $    --
Basic weighted average common
  shares outstanding ...........................      4,768        4,555        4,476        4,203       1,703
Diluted weighted average common
  shares outstanding ...........................      4,768        4,555        4,763        4,801       1,703

Balance Sheet Data (end of period):

Working Capital (deficit).......... ............   $(14,929)    $(50,355)(5) $ (2,664)    $(14,176)    $(1,828)
Net property and equipment .....................   $ 78,869     $ 89,465     $ 77,182     $ 70,287     $ 4,426
Total assets ...................................   $ 97,589     $100,049     $ 98,813     $ 84,214     $20,807
Long-term obligations ..........................   $ 47,665     $  9,139     $ 28,207     $ 15,696     $    53
Total stockholders' equity .....................   $ 26,051     $ 33,166     $ 40,211     $ 33,378     $18,505

(1) Revenues and production and products costs are affected by the sale of certain exploration and production assets in 2002.
(2) Revenues and production and products costs are affected by the full consolidation of the subsidiary engaged in the refinery operations effective May 1999.
(3) Revenues and production and products costs are affected by the acquisition of SABA in early 1999.
(4) Other expense reflects costs incurred in connection with settlement of litigation.
(5) Includes reclassification of long-term debt to current due to a technical default.

     Our book value per share of common stock was $5.46 at December 31, 2002.

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